Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Elects New Director to the Board

Exton, PA, February 17, 2020 – West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced the Company’s Board of Directors has elected Robert Friel as its newest member. With the addition of Mr. Friel, West’s Board of Directors increases in size to 11 directors.

Mr. Friel, age 64, recently retired as Chairman and Chief Executive Officer of PerkinElmer, Inc., a role he served in for more than 10 years. During his 20-year career at PerkinElmer, a global business dedicated to serving the diagnostics, life sciences, food and applied markets, Mr. Friel held roles of increasing responsibility that included Chief Operating Officer, President of the Life and Analytical Sciences Division and Chief Financial Officer. Prior to joining PerkinElmer, Mr. Friel served in several finance-focused senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel sits on the Board of Directors of New York Life Insurance Company, NuVasive, Inc. and Xylem, Inc. He has prior board experience with CareFusion, Inc., Fairchild Semiconductor, Inc. and Millennium Pharmaceuticals, Inc. Mr. Friel holds a Master of Science degree in taxation from Fairleigh Dickinson University and a Bachelor of Arts degree in economics from Lafayette College.

“We welcome Robert Friel to West’s Board of Directors,” said Patrick J. Zenner, Chair of the Board of Directors, West. “Rob’s extensive experience serving as both the Chairman and CEO of a global business focused on improving human health is well-aligned with West’s mission and with the pharmaceutical and medical device customers our Company serves. With his significant board and industry experience, we know Rob will be a valuable addition to West’s Board of Directors and look forward to working with him.”

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe,

Asia and Australia. West’s 2019 net sales of $1.84 billion reflect the daily use of more than 100 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

All trademarks and registered trademarks used in this release are the property of West Pharmaceutical Services, Inc. or its subsidiaries, in the United States and other jurisdictions, unless otherwise noted.